Exhibit 10.1

WAIVER, TERMINATION AND RELEASE AGREEMENT

This Waiver, Termination and Release Agreement (this “Agreement”) is made as of October 20, 2026, among:

(1) Techlott Inc. (formerly AppYea, Inc.), a Nevada corporation, of 16 Balfour Street, Jerusalem, Israel (the “Company”);

(2) Eldar Edmund Grady, Israeli ID No. [***], of [***], Israel (“Grady”); and

(3) Talniri Ltd., an Israeli company, company No. 516265006 (“Talniri”).

RECITALS

A.	Under a binding letter of intent dated August 12, 2025 among the Company, Grady and Yakir Abadi (the “LOI”), Grady was appointed Chairman of the Board of Directors of the Company and was granted equity and other rights.

B.	The Company, Talniri and Grady are parties to a Consulting Agreement dated as of September 30, 2025 (the “Consulting Agreement”), under which Grady serves as Executive Chairman through Talniri and Talniri is entitled to a monthly fee, most of which has accrued and not been paid.

C.	The Company and Grady are parties to a Subscription Agreement dated September 30, 2025 (the “Subscription Agreement”) for 638,961,306 shares of Common Stock at $0.0001 per share, the purchase price to be set off against fees under the Consulting Agreement, effective on the increase in the Company’s authorized share capital and subject to the Performance Milestones and the anti-dilution protection set out in it. No shares have been issued under it.

D.	The Company has reserved 17,842 shares of Series B Preferred Stock for issuance to Grady, convertible on the increase in authorized share capital into 892,100,000 shares of Common Stock, as disclosed in the Company’s reports under the Exchange Act. The Company’s records show that none has been issued. Grady has asserted that shares of Series B Preferred Stock were issued to him on December 31, 2025. The parties resolve that question in Sections 4.1(b) and 4.2, without either of them accepting the position of the other.

E.	Grady wishes to step down from all roles with the Company and to give up his entitlements, other than a reduced number of shares, and the parties wish to terminate the Consulting Agreement and settle all matters between them, on the terms of this Agreement.

The parties agree as follows:

1.	Definitions

1.1.	“Prior Agreements” means the LOI, the Consulting Agreement, the Subscription Agreement, the Proprietary Information, Confidentiality and Non-Competition Agreement attached to the Consulting Agreement as Exhibit B (“Exhibit B”), the Shareholders Agreement dated August 20, 2025 to the extent Grady is a party, and any other agreement, resolution, letter or understanding, written or oral, under which Grady or Talniri holds or claims any right against the Company or its subsidiaries. The Prior Agreements do not include the July 2025 Subscription Agreement, the Investor Warrants or the Market Shares, which are governed by Section 4.7.

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1.2.	“Grady Entitlements” means all shares of Common Stock and Series B Preferred Stock, options, warrants and other securities of the Company, and every right to receive any of them, including under any subscription, reservation, conversion, anti-dilution, top-up or protective provision, held by or promised to Grady, Talniri or any entity controlled by Grady, whether issued or unissued, vested or unvested, conditional or unconditional, including those listed in Schedule 1, but excluding the Investor Warrants (and the shares of Common Stock issuable on their exercise) and the Market Shares, which are not Grady Entitlements and are not affected by this Agreement. “Investor Warrants” means the warrant to purchase 14,000,000 shares of Common Stock at US$0.01 per share expiring July 24, 2027, issued to Grady on July 25, 2025 under a subscription agreement of that date (the “July 2025 Subscription Agreement”).

1.3.	“Common Stock” means the common stock of the Company, par value $0.0001 per share; “Effective Date” means the date on which all of the conditions in Section 1.4 have been satisfied, which the parties intend to be the date of this Agreement; “Omnibus Amendment” means the Omnibus Amendment and Restatement of Anti-Dilution Rights among the Company, Techlott Ltd, A B Global Heights Ltd. and Ron Mekler to be signed on or about the Effective Date, as amended from time to time; “Principals” means Yakir Abadi, A B Global Heights Ltd., Mark Katzenelson and Techlott Ltd; “Exchange Act” means the United States Securities Exchange Act of 1934. Capitalized terms not defined here have the meaning given in the relevant Prior Agreement.

1.4.	Every element of this Agreement takes effect at the same moment, on the Effective Date, and none takes effect unless all of them do. The Effective Date occurs when, on the same day and in this order: (a) this Agreement and the letter of resignation in Exhibit A have been signed and delivered, and Grady’s resignation has taken effect under Section 2.1; (b) the Company has delivered to Grady a copy of resolutions adopted by the Board of Directors, by the directors then in office, acknowledging his resignation, approving the amendment of the Subscription Agreement under Section 4.2 and the issuance to Talniri of the Series B Preferred Stock representing the Retained Shares, and confirming Section 7, together with the releases under Section 6.5 signed by the Principals; and (c) the Company has notified Grady in writing that it has done so. The Effective Date is the time of that notice. The Company will have the resolutions and the releases signed and held by its counsel before Grady signs, so that (b) and (c) follow (a) immediately. No other corporate action, issuance or agreement is a condition to this Agreement; in particular, the issuance of the Series B Preferred Stock under Section 4.2 and the matters in Section 8.4 are obligations of the Company under this Agreement and not conditions to it. If the Effective Date has not occurred by the end of the business day following the signing of this Agreement, this Agreement is of no effect, no party has any obligation under it, and every right of Grady and Talniri under the Prior Agreements continues as if this Agreement had not been signed. In that case the resignation is not a breach by Grady, a voluntary resignation or a termination for cause for the purposes of any Prior Agreement, does not reduce or forfeit any right of Grady or Talniri, and the Board will, at Grady’s written request made within five (5) business days, reappoint him as a director to fill the vacancy created by it.

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2.	Resignation

2.1.	Grady resigns as a director and Chairman of the Board of Directors of the Company, as Executive Chairman, and from every other office, position and signatory right with the Company and its subsidiaries, effective on the delivery of the letter of resignation in Exhibit A, which he delivers at the signing of this Agreement, without further act. From that moment he holds no office with the Company and takes no part in any resolution of the Board, and the Board may adopt the resolutions in Section 1.4(b) without him. If this Agreement lapses under Section 1.4, the last sentence of Section 1.4 applies to the resignation.

2.2.	Grady confirms that his resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

3.	Termination of the Consulting Agreement and Waiver of Fees

3.1.	The Consulting Agreement is terminated by mutual agreement with effect from the Effective Date. The termination is not a termination by the Company for the purposes of Section 4.1 of the Consulting Agreement, and no transaction under or in connection with this Agreement is a Change of Control for the purposes of Section 4 of the Consulting Agreement. The confidentiality undertakings in Section 6 of the Consulting Agreement and Exhibit B survive; the non-competition undertakings in them terminate on the Effective Date and do not restrict Grady, Talniri or any of their businesses. For twelve (12) months after the Effective Date, Grady and Talniri will not solicit for employment or engagement any person who was an employee or consultant of the Company during the six (6) months before the Effective Date, and will not solicit any customer of the Company to end or reduce its business with the Company.

3.2.	Talniri and Grady each irrevocably waive, and release the Company from, every amount owed or claimed to be owed to either of them by the Company or its subsidiaries up to the Effective Date, including all Base Consideration and other fees under the Consulting Agreement from August 12, 2025, which the parties record as US$400,438.36 as of September 30, 2026, together with any indexation, VAT and interest; all paid absence and expense reimbursement, other than the documented expenses listed in Schedule 2; any severance or other payment under Section 4 of the Consulting Agreement or Section 2 of the LOI; any salary or bonus under Section 3 of the LOI; and any other amount under any Prior Agreement or otherwise. The only exception is the amount of US$18,830 of accrued fees that is applied to the purchase price of the Retained Shares under Section 4.2.

3.3.	Grady waives any right to any future role, office, employment, engagement, salary, fee, bonus, expense reimbursement or other compensation from the Company or its subsidiaries, including under Sections 2, 3, 4 and 6 of the LOI.

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4.	Waiver of Entitlements; Retained Shares

4.1.	Grady and Talniri irrevocably waive and surrender all Grady Entitlements, and release the Company from every obligation to issue, reserve, deliver or adjust any of them, including: (a) the right to subscribe for 638,961,306 shares of Common Stock under the Subscription Agreement, except for the Retained Shares; (b) the reservation of 17,842 shares of Series B Preferred Stock and all Common Stock issuable on their conversion, and, if any shares of Series B Preferred Stock have been issued to or registered in the name of Grady, Talniri or any entity controlled by Grady, those shares, which are surrendered to the Company for cancellation on the Effective Date other than 3,766 of them, which are then the Retained Shares and are treated as issued under Section 4.2; (c) all anti-dilution protection under Section 3 of the Subscription Agreement, Section 11 of the LOI, except as kept in Section 4.4; (d) the options under Section 2 of the LOI and the Asset Purchase Options under Section 4 of the LOI; (e) the protective issuance mechanism under Section 17 of the LOI; (f) [intentionally omitted: the Investor Warrants are not waived or cancelled; see Section 4.7]; and (g) the entitlements listed in Schedule 1. The Company may use the shares so released for any purpose, including issuance to any other person, and Grady has no interest in and no claim to them.

4.2.	The Subscription Agreement is amended so that the number of shares subscribed for is 188,300,000 shares of Common Stock (the “Retained Shares”), being approximately four percent (4.0%) of the Common Stock expected to be outstanding on a fully diluted basis after the increase in authorized share capital and the issuances approved by the Board on or about the Effective Date, as set out in Schedule 3. The Retained Shares will be delivered as 3,766 shares of Series B Preferred Stock, which convert automatically into the Retained Shares on the effectiveness of the increase in the Company’s authorized share capital, and references in this Agreement to the Retained Shares include those shares of Series B Preferred Stock. The Company will issue the 3,766 shares of Series B Preferred Stock to Talniri, and deliver to Grady evidence of their registration in Talniri’s name in the records of the Company’s transfer agent, within five (5) business days after the Effective Date. That obligation is not a condition to any other provision of this Agreement and is enforceable as provided in Section 4.8. The Company will also (a) within ten (10) business days after the Effective Date, deliver to Grady written confirmation of the status of the stockholder approval of the increase in the Company’s authorized share capital and of the Company’s information statement on Schedule 14C; and (b) within five (5) business days after the increase in the Company’s authorized share capital becomes effective, take all actions within its control required for the conversion of the Series B Preferred Stock into the Retained Shares and the registration of the Retained Shares in Talniri’s name in the records of the Company’s transfer agent, and deliver to Grady evidence of that registration. The purchase price for the Retained Shares is $0.0001 per share of Common Stock, being US$18,830 in total, and is paid by set-off against accrued fees under the Consulting Agreement, as provided in Section 1.2(b)(ii) of the Subscription Agreement and Section 3.2 of this Agreement. The Series B Preferred Stock, the Retained Shares and all shares issued under Section 4.4 will be issued and registered in the name of Talniri Ltd., and references in this Agreement to Grady’s holding of, or rights in respect of, the Retained Shares include Talniri’s holding and rights. The number of Retained Shares is fixed on the basis of Schedule 3 and changes only under Section 4.4 and for the recapitalizations referred to in it.

4.3.	The Retained Shares are Grady’s final equity position in the Company. The Performance Milestones and the return provisions of Section 2 of the Subscription Agreement do not apply to them, and they are not subject to return, forfeiture or any service or performance condition.

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4.4.	Grady keeps anti-dilution protection in respect of the Retained Shares only, on the following terms, which replace Section 3 of the Subscription Agreement and Section 11 of the LOI as regards Grady: if, after the Effective Date, the Company issues shares of Common Stock or securities convertible into or exercisable for Common Stock for value, the Company will issue to Talniri, without further consideration, the number of additional shares of Common Stock needed to keep his percentage of the Company’s outstanding Common Stock at the Retained Percentage of four percent (4.0%), until the aggregate New Value received by the Company in respect of all such issuances after the Effective Date reaches US$5,000,000 (the “Cap”). “New Value” means the value received by the Company for an issuance, whether in cash, in assets or shares of another entity acquired (including by merger, share exchange or acquisition of a business), in services, or in the cancellation of debt incurred after the Effective Date, measured as the gross cash proceeds or, for non-cash consideration, the value at which the Company records the consideration in its books, or, failing that, the value determined in good faith by the Board. The protection applies to every issuance for value, including issuances in financings, in acquisitions and share exchanges, for services and on the conversion of debt incurred after the Effective Date, but not to (i) the conversion of the Series A or Series B Preferred Stock, (ii) the issuance of the 49,480,803 shares owed on notes converted before the Effective Date, (iii) the conversion of the convertible note held by Plutus Investments LP or any other convertible security outstanding on the Effective Date, (iv) the exercise of options or warrants outstanding on the Effective Date, (v) the issuances of Series B Preferred Stock and options to the Company’s management and other holders approved by the Board on or about the Effective Date, including the options granted in settlement of accrued fees, up to the numbers set out in Schedule 3, and as described in the Company’s definitive information statement on Schedule 14C, (vi) the grant of awards under an equity incentive plan approved by the Board, and the issuance of Common Stock under those awards, up to an aggregate of 470,722,025 shares of Common Stock, being ten percent (10%) of the Common Stock outstanding on a fully diluted basis as set out in Schedule 3, as adjusted for the recapitalizations referred to in (vii), counting for this purpose shares issued under awards and shares subject to outstanding awards, and not counting shares subject to awards that have been forfeited or cancelled or have expired unexercised, it being agreed that awards and issuances above that number are issuances for value for the purposes of this Section 4.4, or (vii) any stock split, reverse split or similar recapitalization, which adjusts the Retained Shares proportionally. Where an issuance takes the Company past the Cap, the protection applies to that issuance only in the proportion that the New Value remaining under the Cap bears to the New Value of that issuance. Each adjustment is made within thirty (30) days after the closing of the issuance that triggers it, on the basis of the Common Stock outstanding on a fully diluted basis as defined in Schedule 3 immediately before and after that closing. This right is on the same terms as the anti-dilution protection of Techlott Ltd and A B Global Heights Ltd. under the Omnibus Amendment, other than the protected percentage: an issuance, including the issuance of any convertible or exercisable security, that gives rise to an adjustment for Techlott Ltd and A B Global Heights Ltd. gives rise to the same adjustment for Grady, and an issuance that does not give rise to an adjustment for them does not give rise to one for Grady. This applies to the conversion of the convertible note held by Plutus Investments LP, to awards under an equity incentive plan, and to every other convertible or exercisable security, whether outstanding on the Effective Date or issued after it: Grady’s protection in respect of each of them is the same as that of Techlott Ltd and A B Global Heights Ltd., no more and no less. Grady’s protection is at all times on the same terms as the anti-dilution protection of Techlott Ltd and A B Global Heights Ltd. under the Omnibus Amendment as in effect from time to time, as to the cap, the issuances excluded, the measurement of value, the basis of calculation and the duration and expiry of the right, no more and no less, other than the protected percentage. Any amendment of the Omnibus Amendment, and any other change in the anti-dilution protection of Techlott Ltd and A B Global Heights Ltd., whether more or less favorable to them, applies to Grady’s protection of four percent (4.0%) from the same date, and the Company will notify Grady within ten (10) business days. If the terms applicable to Techlott Ltd and A B Global Heights Ltd. ever differ from each other, Grady’s protection follows the terms applicable to Techlott Ltd. This applies to anti-dilution protection only and not to any other right or benefit of those holders. Subject to the foregoing, this right expires on the earlier of the Cap being reached and the closing of an underwritten public offering of the Company’s securities. Anti-dilution shares are Retained Shares for the purposes of this Agreement.

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4.5.	Except for the Retained Shares, the right in Section 4.4, the Investor Warrants (and the shares issuable on their exercise) and the Market Shares, Grady, Talniri and every entity controlled by Grady have no interest in, and no right to receive, any securities of the Company.

4.6.	Grady represents that he and his controlled entities currently hold the Investor Warrants and 963,790 shares of Common Stock purchased by Talniri Ltd. in open-market transactions with its own funds, and held by it, as reported to the Company through Ron Mekler and as evidenced by the broker statement Talniri delivers on signing this Agreement (the “Market Shares”), and no other securities of the Company; that the 7,000,000 shares of Common Stock purchased by Talniri under the July 2025 Subscription Agreement were transferred to a third party on February 4, 2026 and neither Grady nor Talniri retains any interest in them; and that the Grady Entitlements have not been assigned, pledged or encumbered.

4.7.	Investor Warrants and Market Shares. The Investor Warrants were acquired by Grady under the July 2025 Subscription Agreement on July 25, 2025, as part of an investment, before his appointment as Chairman under the LOI, and are unrelated to his offices, the LOI, the Consulting Agreement or the Subscription Agreement. The Market Shares were purchased by Talniri Ltd. in the open market, at market prices and with its own funds, are owned by it outright, were not issued or granted by the Company, and are likewise unrelated to Grady’s offices or to any Prior Agreement. The Investor Warrants, the July 2025 Subscription Agreement and the Market Shares are not affected by this Agreement, remain in full force and effect in accordance with their terms, and are not waived, surrendered, cancelled or released under Section 4, 5 or 6; except that any anti-dilution, price adjustment or similar provision in the Investor Warrants or the July 2025 Subscription Agreement, other than adjustment for stock splits, reverse splits and similar recapitalizations, is waived and terminates on the Effective Date, so that Section 4.4 is the only anti-dilution protection of Grady and Talniri. Grady may exercise the Investor Warrants at any time until their expiry, and nothing in Section 8.5 restricts that exercise or the holding or sale of the Market Shares or of the shares issued on exercise of the Investor Warrants.

4.8.	Company obligations and remedies. The Company will perform its obligations under this Agreement that are within its control, including the issuance under Section 4.2 and its undertakings under Section 8.4. The Company will complete, as soon as practicable, the actions within its control required to effect the increase in its authorized share capital and the conversion of the Series B Preferred Stock into the Retained Shares, including the filing and mailing of its information statement on Schedule 14C and the filing of the certificate of amendment to its articles of incorporation with the Nevada Secretary of State, and until that conversion the Company will report to Grady in writing on the progress of those actions at least once every fifteen (15) days. If the Company does not perform any such obligation when due, Grady may give the Company written notice describing the failure, and if the Company does not cure it within fifteen (15) days after receiving the notice, Grady may apply to the competent court for an order of specific performance or other injunctive relief, and the Company will bear his reasonable legal costs of obtaining that order. The Company does not undertake that the increase in its authorized share capital will become effective, or that any third party, including the Securities and Exchange Commission, the Nevada Secretary of State or the Company’s transfer agent, will act, by any particular date. No failure or delay in the performance of any obligation, whether or not within the Company’s control, including any delay by the Company’s transfer agent, any regulator or in the effectiveness of the increase in the Company’s authorized share capital, revives any Grady Entitlement or any right under the Prior Agreements, or affects the waivers and releases in this Agreement.

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5.	Termination of Rights under the LOI and Other Prior Agreements

5.1.	With effect from the Effective Date, and as between the Company and each of Grady and Talniri, the LOI is terminated in respect of Grady, including Sections 2, 3, 4, 5, 6, 11, 12, 14, 15, 16 and 17 and any right to specific performance, and Section 7 of the LOI continues as to confidentiality. The LOI continues in effect between the Company and Yakir Abadi.

5.2.	Grady irrevocably waives the notice required by Section 16 of the LOI in respect of every issuance, grant, commitment, reservation and change to the share capital, voting rights or equity rights of the Company made before the date of this Agreement and disclosed in the Company’s reports filed under the Exchange Act or reflected in Schedule 3, and in respect of the transactions described in this Agreement, in the resolutions of the Board referred to in Section 4.4(v) and in the Company’s information statement on Schedule 14C as filed or to be filed to describe them, and confirms that none of them is or was void or voidable by reason of Section 16, and ratifies them.

5.3.	Shareholders Agreement. Grady and Talniri confirm that neither of them is a party to the Shareholders Agreement dated August 20, 2025 among the Company’s controlling stockholder and Techlott Ltd (the “Shareholders Agreement”), that neither has been designated to the Board under it, and that neither has or claims any right under it, including any right to designate, nominate or remove a director, any consent, veto, information or pre-emptive right, and any anti-dilution right. To the extent Grady or Talniri has or may have any such right, by joinder, assignment, course of dealing or otherwise, it is irrevocably waived and terminated on the Effective Date, and Grady will not seek to become a party to the Shareholders Agreement or to any similar agreement. After the Effective Date Grady and Talniri hold the Retained Shares as holders of Common Stock only, with the rights of a holder of Common Stock under the Company’s articles of incorporation and bylaws and Nevada law, and no other right of any kind in relation to the governance, management or capital of the Company, other than the rights under Sections 4.2, 4.4, 4.7 and 7.

5.4.	Any other right of Grady or Talniri under any Prior Agreement terminates, except as expressly preserved in this Agreement. If there is any conflict between this Agreement and a Prior Agreement, this Agreement prevails.

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6.	Release

6.1.	Grady and Talniri, for themselves and for anyone claiming through them, release the Company, its subsidiaries, and their present and former directors, officers, stockholders, employees and advisors, from every claim, demand and cause of action, known or unknown, arising up to the Effective Date, including any claim under the Prior Agreements, any claim as a director, officer or stockholder, any claim to any security of the Company, and any claim that an employer and employee relationship existed with the Company.

6.2.	The Company releases Grady and Talniri from every claim arising up to the Effective Date in connection with the Prior Agreements and Grady’s service, except any claim arising from fraud or willful misconduct by Grady.

6.3.	The releases do not apply to obligations under this Agreement or to the rights preserved in Sections 4.7 and 7, or to the rights of Grady and Talniri as holders of securities of the Company arising after the Effective Date. This Agreement is a settlement; nothing in it is an admission of liability or of any breach by any party.

6.4.	Each person released under Section 6.1, including Yakir Abadi, Mark Katzenelson and Techlott Ltd, is an intended third-party beneficiary of Sections 4, 5, 6.1 and 8 of this Agreement within the meaning of Chapter D of the Israeli Contracts (General Part) Law, 5733-1973, and may enforce those Sections directly against Grady and Talniri as if a party, without the consent of the Company. The parties may not amend or terminate those Sections in a way that adversely affects a released person without that person’s written consent.

6.5.	Mutual releases with the Principals. On the Effective Date, each Principal and each of Grady and Talniri will sign and deliver a mutual release in the form of Exhibit B, under which (a) each Principal releases Grady and Talniri from every claim arising up to the Effective Date in connection with Grady’s offices with the Company and the Prior Agreements, with the exception in Section 6.2, and undertakes not to disparage Grady or Talniri; and (b) Grady and Talniri release each Principal on the same terms and confirm Section 8.3 toward each Principal. The releases create no obligation of a Principal other than as stated in them, and Grady and Talniri may enforce them directly against the Principal who signed.

7.	Indemnification and Insurance

7.1.	Grady continues to be entitled to indemnification and advancement of expenses in respect of his acts in his capacity as a director or officer of the Company before the Effective Date, to the extent provided to former directors by the Company’s articles of incorporation and bylaws and by NRS 78.7502 and 78.751, and in any event to the fullest extent permitted by applicable law.

7.2.	The Company will keep Grady covered as a former director under its directors’ and officers’ liability insurance, in respect of his acts before the Effective Date, on the same basis as its other former directors, for six (6) years after the Effective Date, for so long as the Company maintains directors’ and officers’ liability insurance for its directors. If within that period the Company undergoes a change of control, merger or sale of substantially all of its assets and does not maintain such insurance, it will purchase run-off (tail) cover for its former directors, including Grady, for the remainder of that period, at a cost not exceeding two hundred percent (200%) of the last annual premium or, if cover for the full period is not available at that cost, the longest cover available at that cost. The Company will notify its insurer of his departure.

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7.3.	This Section 7 replaces Sections 12 and 14 of the LOI and Section 1.6 of the Consulting Agreement, which no longer apply.

8.	Grady’s Continuing Undertakings

8.1.	Grady and Talniri will keep confidential all information about the Company, its business, financing and plans, and the existence and terms of this Agreement until the Company discloses them publicly. Their confidentiality obligations under Section 6 of the Consulting Agreement and Exhibit B continue in accordance with their terms, as limited by Section 3.1.

8.2.	Within five (5) business days of the Effective Date Grady will return all property, documents and information of the Company, and deliver all passwords, access rights and signatory rights he holds on behalf of the Company or its subsidiaries, and confirm in writing that he has done so.

8.3.	Grady will not make any statement that disparages the Company, its directors, officers or stockholders. The Company will not, and will instruct its directors and officers not to, make any statement that disparages Grady or Talniri. Nothing in this Section restricts truthful statements required by law, made in legal proceedings or made in filings with any regulator or securities exchange.

8.4.	Grady acknowledges that he holds material non-public information about the Company, will not trade in its securities while in possession of it, and will comply with the Company’s insider trading policy until six (6) months after the Effective Date. The Retained Shares are restricted securities under the U.S. Securities Act of 1933 and may be sold under Rule 144 once its holding period and other conditions are met, or under another available exemption or an effective registration statement. The Company will use reasonable efforts to enable Grady and Talniri to sell the Retained Shares as early as the law allows: it will remain current in its reports under the Exchange Act, and will provide, at its cost and within ten (10) business days after receiving the documents reasonably required by its counsel and the transfer agent, the legal opinions, instructions and confirmations required by the transfer agent or by the broker of Grady or Talniri for the removal of restrictive legends and the deposit and sale of the Retained Shares and, when eligible, the shares issued on exercise of the Investor Warrants, as and when the conditions of Rule 144 or another exemption are satisfied. The Company cannot and does not undertake that the Retained Shares will be free of restriction at any particular time. As soon as the sale or transfer of the Retained Shares becomes legally possible, the Company and Grady will cooperate in good faith to have the restrictive legends removed and the Retained Shares released for sale, including by the Company requesting and its counsel providing the legal opinion required by the transfer agent, within the ten (10) business days referred to above, and the Company will not withhold or delay any instruction, confirmation or opinion that the law allows it to give. No other restriction on the sale or transfer of the Retained Shares is imposed by this Agreement.

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8.5.	For twelve (12) months after the Effective Date, Grady and his controlled entities will not, directly or indirectly, (a) acquire, or offer or agree to acquire, any securities of the Company or any right to acquire them, beyond the Retained Shares, the shares issued under Section 4.4, the shares issued on exercise of the Investor Warrants and securities acquired in any offering by the Company on the same terms as other investors; (b) solicit proxies or consents from any holder of the Company’s securities, or seek to influence the composition of the Board or the management of the Company, other than by voting his shares; (c) form or join a group, within the meaning of Section 13(d) of the Exchange Act, with any other holder of the Company’s securities; or (d) make any public proposal or statement concerning the Company, its management or its control. Subject to the foregoing, Grady and Talniri will vote the Retained Shares, the Market Shares and any other shares they hold in their discretion as a holder of Common Stock.

8.6.	Grady and Talniri will sign any document, consent or instruction reasonably required to give effect to this Agreement, including any consent in connection with the Company’s Series B Preferred Stock, information statement or transfer agent.

9.	Disclosure and Filings

9.1.	Grady consents to the Company filing a Current Report on Form 8-K describing his resignation and this Agreement, and to the filing of this Agreement as an exhibit, with any redactions the Company considers appropriate. He will be given a copy of the Item 5.02 disclosure at least two (2) business days before filing, the Company will consider his reasonable comments in good faith without delaying the filing beyond the time the Exchange Act allows, and he may provide a letter under Item 5.02(a)(3) within the time allowed.

9.2.	Grady will make, within the time required, any filing required of him under Section 16 or Section 13 of the Exchange Act in respect of this Agreement, and acknowledges that he remains subject to Section 16 for six months after the Effective Date in respect of transactions in the Company’s securities.

9.3.	No party will make any public statement about this Agreement before the Company files the report in Section 9.1, except as required by law.

10.	Representations

10.1.	Grady and Talniri each represent that: (a) they have full power to sign and perform this Agreement; (b) no other person holds any Grady Entitlement on behalf of Grady, and no Grady Entitlement or claim released here has been assigned; (c) Talniri is wholly owned by Grady; and (d) they signed this Agreement freely, after having had the opportunity to obtain independent legal and tax advice, and understand that the Company and its counsel have not advised them.

10.2.	The Company represents that it has full power to sign and perform this Agreement and that, on the Effective Date, the corporate approvals required for the Company to perform it will have been obtained. The Company further represents that the Retained Shares and any shares issued under Section 4.4, when issued, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, and that Schedule 3 sets out, to the Company’s knowledge and on the basis of the records of its transfer agent and its stock ledger, the shares of Common Stock outstanding and the shares of Common Stock issuable on conversion of preferred stock as of October 4, 2026.

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11.	General

11.1.	This Agreement is governed by the laws of the State of Israel. The competent courts of Tel Aviv-Jaffa have exclusive jurisdiction over any dispute arising out of or in connection with this Agreement or with any Prior Agreement as amended or terminated by it, and this Section replaces, for those disputes, Section 8 of the LOI and Section 8(f) of the Subscription Agreement.

11.2.	This Agreement is the entire agreement between the parties on its subject matter. It may be amended only in a writing signed by all parties. Each party bears its own costs, including legal fees, and Section 15 of the LOI does not apply. Each party bears its own taxes arising from this Agreement, and the Company may withhold any tax it is required by law to withhold.

11.3.	If any provision is held invalid or unenforceable, the remainder of this Agreement remains in full force and effect. This Agreement may be signed in counterparts and by electronic signature.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

/s/ Yakir Abadi
TECHLOTT INC.
By:	Yakir Abadi
Title:	Chief Executive Officer

/s/ Eldar Edmund Grady
ELDAR EDMUND GRADY

/s/ Eldar Edmund Grady
TALNIRI LTD.
By:	Eldar Edmund Grady
Title:	Chief Executive Officer

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SCHEDULE 1

Grady Entitlements waived under Section 4.1

Entitlement	Source	Number	Status
Subscription Shares (balance above the Retained Shares)	Subscription Agreement, Sept 30, 2025	638,961,306 less Retained Shares	Unissued; waived
Series B Preferred Stock reserved	Board resolution; certificate of designation Nov 26, 2025 as amended	17,842 (= 892,100,000 common)	Unissued; reservation waived
Anti-dilution protection	Subscription Agreement §3; LOI §11	Up to US$7M of value	Replaced by Section 4.4 (Retained Shares; same terms as Techlott Ltd and A B Global Heights Ltd. under the Omnibus Amendment, at 4.0%)
Options for 35% in aggregate (replaced by the subscription)	LOI §2	n/a	Waived for the avoidance of doubt
Asset Purchase Options	LOI §4	80,000,000	Condition not met; waived
Protective issuance for undisclosed obligations	LOI §17	Unquantified	Waived
Compensation for other projects introduced	LOI §6	Unquantified	Waived
Independent counsel at Company cost	LOI §15	n/a	Waived
Perpetual indemnity; D&O cover	LOI §§12, 14; Consulting Agreement §1.6	n/a	Replaced by Section 7
Investor Warrants, July 2025	July 2025 Subscription Agreement	14,000,000 warrants at US$0.01 to July 24, 2027	Not waived and not cancelled. Acquired as part of an investment before Grady’s appointment as Chairman; unrelated to his offices; remain in full force, with their anti-dilution and price adjustment provisions waived (Section 4.7)
Common Stock purchased July 2025	July 2025 Subscription Agreement	7,000,000 shares	Transferred by Talniri to a third party on February 4, 2026 (VStock); no longer held

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SCHEDULE 2

Approved expenses (if any)

None.

SCHEDULE 3

Calculation of the Retained Shares

Fully diluted base, per the Company’s capitalization table of October 4, 2026: 890,742,444 shares of Common Stock outstanding; 49,480,803 shares owed to holders of convertible notes converted on and after December 26, 2025 and not yet issued for lack of authorized shares; 345,897,000 shares issuable on conversion of the Series A Preferred Stock; and the Common Stock issuable on conversion of all Series B Preferred Stock outstanding after the Effective Date and the resolutions referred to in Section 4.4(v) (Techlott Ltd 1,977,000,000; A B Global Heights Ltd. (Yakir Abadi) 1,129,700,000; Grady 188,300,000; Ron Mekler 81,650,000; Liron Or 44,450,000). Options and warrants are not included. Total: 4,707,220,247 shares, as in Schedule 1 to the resolutions referred to in Section 4.4(v). Excluded under Section 4.4(iv) and (v) and not included in the base: options to purchase 55,453,254 shares of Common Stock at US$0.0001 granted to management in settlement of accrued fees under those resolutions, and options and warrants outstanding on the Effective Date (approximately 177,000,000 shares, including the Investor Warrants).

Retained percentage: 4.0% (188,300,000 of 4,707,220,247). Retained Shares: 188,300,000 (3,766 shares of Series B Preferred Stock at 50,000 to 1). Purchase price at $0.0001: US$18,830, set off against accrued fees.

EXHIBIT A

Letter of Resignation

To the Board of Directors of Techlott Inc.

I hereby resign as a director and Chairman of the Board of Directors of Techlott Inc., as Executive Chairman, and from every other office, position and signatory right with Techlott Inc. and its subsidiaries, effective on the delivery of this letter at the signing of the Waiver, Termination and Release Agreement among the Company, Talniri Ltd. and me (the “Agreement”), without further act. If the Effective Date under the Agreement does not occur, Section 1.4 of the Agreement applies to this resignation. My resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

/s/ Eldar Edmund Grady
Eldar Edmund Grady	Date: October 20, 2026

EXHIBIT B

Form of Mutual Release

This Mutual Release is made on the Effective Date of the Waiver, Termination and Release Agreement among Techlott Inc. (the “Company”), Eldar Edmund Grady and Talniri Ltd. (the “Agreement”), among Yakir Abadi, A B Global Heights Ltd., Mark Katzenelson and Techlott Ltd (each a “Principal”) and Eldar Edmund Grady and Talniri Ltd. (together, “Grady”). Capitalized terms have the meaning given in the Agreement.

1. Each Principal releases Grady from every claim, demand and cause of action, known or unknown, arising up to the Effective Date in connection with Grady’s offices with the Company and the Prior Agreements, except any claim arising from fraud or willful misconduct by Grady, and will not make any statement that disparages Grady.

2. Grady releases each Principal from every claim, demand and cause of action, known or unknown, arising up to the Effective Date in connection with Grady’s offices with the Company and the Prior Agreements, except any claim arising from fraud or willful misconduct by that Principal, and will not make any statement that disparages any Principal.

3. This Release does not apply to obligations under the Agreement, creates no obligation of a Principal other than as stated in it, binds each Principal only for itself, and does not restrict truthful statements required by law or made in legal proceedings. It is governed by the laws of the State of Israel, takes effect only if the Effective Date occurs, and may be signed in counterparts.

/s/ Yakir Abadi	/s/ Mark Katzenelson
Yakir Abadi, for himself and for A B Global Heights Ltd.	Mark Katzenelson, for himself and for Techlott Ltd

/s/ Eldar Edmund Grady
Eldar Edmund Grady, for himself and for Talniri Ltd.

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